Exhibit 99.1

DIGITAL ANGEL ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS AND UPDATED BUSINESS SUMMARY
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Offers update on plans for payment of special cash dividend.
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Board plans stockholder update and progress summary in January

NEW LONDON, CT, November 15, 2011 - Digital Angel Corporation (OTC Bulletin Board: DIGA), a distributor of two-way communications equipment in the U.K., today announced financial results for the three and nine-months ended September 30, 2011 and offered an update on plans for a special cash dividend along with a business summary.

Financial Results

Revenue for the three-months ended September 30, 2011 increased 50% to $0.9 million compared to $0.6 million for the three-months ended September 30, 2010. Operating loss remained relatively constant at $1.5 million and $1.5 million for three-months ended September 30, 2011 and 2010, respectively.  Loss from continuing operations was $4.2 million for the three-months ended September 30, 2011 compared to a loss from continuing operations of $1.5 million for the three-months ended September 30, 2010.  The increase in the loss from continuing operations was due primarily to the transfer from accumulated other comprehensive loss (“AOCL”) of approximately $1.4 million of foreign currency losses related to an intercompany loan and additional interest expense of $1.5 million, which primarily related to debentures that we issued in the first quarter of 2011 and fully repaid with a portion of the proceeds from the sale of our subsidiary, Destron Fearing Corporation, on July 22, 2011.

Revenue for the nine-months ended September 30, 2011 increased 27% to $2.8 million compared to $2.2 million for the nine-months ended September 30, 2010. Operating loss was $4.1 million for nine-months ended September 30, 2011 compared to an operating loss of $6.9 million for the nine-months ended September 30, 2010.  Loss from continuing operations was $6.7 million for the nine-months ended September 30, 2011 compared to a loss from continuing operations of $7.2 million for the nine-months ended September 30, 2010.  The decrease in the loss from continuing operations was due primarily to a reduction in operating expenses and an increase in other income resulting from the revaluation of warrants associated with the debentures we issued in the first quarter of 2011 and repurchased in connection with the sale of Destron Fearing on July 22, 2011. Partially offsetting these items were approximately $1.4 million of foreign currency losses related to an intercompany loan that were transferred from AOCL and additional interest expense of $3.4 million. The additional interest expense related primarily to the debentures that we issued in the first quarter of 2011 and fully repaid with a portion of the proceeds from the sale of Destron Fearing on July 22, 2011.

Detailed financial results and loss per common share are shown in the data tables presented below.

Joseph Grillo, Digital Angel’s Chief Executive Officer, commented, “We continue to see revenue growth from our remaining Signature Communications, or SigComm, business and we continue to work to reduce our overhead expenses. We’ve made significant progress consolidating our corporate structure following the sale of Destron Fearing and the SARBE division of Signature Industries.  During the third quarter, we reduced our U.S. staff to two full time employees, part-time consultants and on September 30, 2011, we adjusted the size of our Board of Directors from five members to three.  These changes will allow us to minimize expenses related to our remaining business.”

New revenue opportunities that could benefit stockholder value continue to be explored.  Investment bankers have been hired to help evaluate potential buyers for SigComm, a business that continues to provide incoming cash flows, but needs additional investment to maximize its operational success. Moreover, Agricap, the firm that helped in the strategic process resulting in the sale of Destron Fearing, continues to evaluate and to identify companies that might be interested in merging with Digital Angel to capitalize on our public listing and existing stockholder base.

Update on PELS contract with UK Ministry of Defense

Operationally, we are happy to report that field trials of the personal emergency location beacons, or PELS, with the UK Ministry of Defense, were successfully completed at the end of September. Thus, we have passed a goal for the project that was previously not achieved. While no major issues or material findings were identified, a number of small issues were brought to the surface during the field trials. These items, such as a modification to the antenna connection, will require additional work, documentation and testing before we are able to go into production. In addition, in order to significantly reduce overhead costs in the UK at Signature Ltd. (SIL), the PELS units will be built by an outside vendor, whose production process will require certification by the MOD. In late October, we gave notice to the landlord that we plan to move out of our U.K. factory and office facility on or before December 24, 2011. This action follows our decision to outsource production of the PELS units. We are targeting to begin production on PELS in early 2012; however, the factors discussed above will delay the final design approval and production start from the timeline previously anticipated.

Dividend Plans

The Board of Directors recently met to address a number of key issues, including plans for the payment of the first special cash dividend.  In light of the continued uncertainty surrounding the timing of the PELS contract, and the fact that the Final Design Review (FDR) has been postponed, the Board has decided that issuing a dividend by the end of the year would not be prudent.  As a result, the Board has decided to delay the special cash dividend distribution until a timetable for cash flows from the PELS contract is more certain, which is now expected to be in the first quarter of 2012. While we currently expect that the total cash amount of dividends paid to stockholders will not be materially different from the lower-end range of the previously disclosed projections, expenses associated with the production of the PELS contract as well as timing of expected cash flows could change our present expectations.

In addition to a special cash dividend expected to be paid in the first quarter of 2012, the Board of Directors continues to plan for further special cash dividends. A special cash dividend is likely in the second or third quarters of 2012, and any further dividend (potentially early 2013) would be paid contingent upon receipt of any amounts remaining in escrow arising from Allflex’s acquisition of Destron Fearing on July 22, 2011.

The Board of Directors is committed to providing an update to stockholders by the end of January.

The table below outlines updated projections for payment of special cash dividends:

Updated Dividend Projections as of November 1, 2011

	Dividend 1	Dividend 2	Dividend 3	Projected Payment
Projected Amount	0.07	0.08	0.10 - 0.15	0.25 - 0.30
Projected Timing	Q1 2012	Q2 2012	2013

The primary factors and uncertainties that have and may continue to impact the actual amount and timing of the dividends include:

•	Final costs and delays associated with the completion of the PELS contract, including warranty costs
•	Costs associated with disposition of leasehold property
•	Valuation of the SigComm business
•	Receipt of any amounts in the escrow from the sale of Destron Fearing

About Digital Angel

Digital Angel (OTCBB: DIGA) is a distributor of two-way communications equipment in the U.K.  Products offered range from conventional radio systems used by the majority of its customers, for example, for safety and security uses and construction and manufacturing site monitoring, to trunked radio systems for large scale users, such as local authorities and public utilities.  In addition, the Company is in the process of completing a contract to supply the U.K. Ministry of Defense with its personal emergency location, or PELS, beacons.  For further information please visit www.digitalangel.com.

Safe Harbor Statement

This press release contains certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, operational results, cash flow analysis, those concerning expectations regarding the Board of Directors’ decisions regarding the amount and timing of dividends, the cost efficiencies to be realized from the corporate reorganization, the expected progress and performance on the PELS contract, and the overall impact of these and other recent developments on the Company's financial results. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company's businesses is set forth in the Company's Form 10-K under the caption "Risk Factors" filed with the Securities and Exchange Commission ("SEC") on March 31, 2011, as amended on From 10-K/A on May 2, 2011, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Investor Relations Contact:

Rob Fink
KCSA Strategic Communications
212-896-1206
digitalangel@kcsa.com

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets Data
(in thousands)

	September 30, 2011	December 31, 2010
Assets	(unaudited)
Current Assets
Cash	$8,381	$268
Accounts receivable, net of allowance for doubtful accounts	548	358
Inventories	108	196
Other current assets	2,717	1,096
Current assets of discontinued operations	5,527	15,003
Total Current Assets	17,281	16,921

Property and equipment, net	137	100
Funds held in escrow from sale of business	2,500	—
Other assets	216	460
Other assets of discontinued operations, net	343	18,448
Total Assets	$20,477	$35,929

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$111	$192
Accounts payable	1,460	1,924
Advances from factor	183	121
Accrued expenses	3,381	4,281
Deferred gain on sale	737	584
Current liabilities of discontinued operations	5,560	13,794
Total Current Liabilities	11,432	20,896

Deferred gain on sale	2,500	—
Warrant liabilities	120	362
Other liabilities	244	258
Other liabilities of discontinued operations	—	1,905
Total Liabilities	14,296	23,421

Commitments and Contingencies

Total Stockholders’ Equity	6,181	12,508
Total Liabilities and Stockholders’ Equity	$20,477	$35,929

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations Data (Unaudited)
(in thousands, except per share data)

	For the Three-Months Ended September 30, 2011	For the Three-Months Ended September 30, 2010
Revenue	$920	$614

Cost of sales	553	390

Gross profit	367	224

Selling, general and administrative expenses	1,882	1,771
Total operating expenses	1,882	1,771

Operating loss	(1,515)	(1,547)

Other (expense) income , net	(1,210)	78
Interest expense	(1,479)	(44)

Loss from continuing operations before provision for income taxes	(4,204)	(1,513)

Provision for income taxes	—	—

Loss from continuing operations	(4,204)	(1,513)

Loss from discontinued operations	(639)	(961)

Net loss	(4,843)	(2,474)

Loss attributable to the noncontrolling interest, continuing operations	9	12
Loss attributable to the noncontrolling interest, discontinued operations	282	13

Net loss attributable to Digital Angel Corporation	$(4,552)	$(2,449)

Loss per common share attributable to Digital Angel Corporation common stockholders – basic and diluted:
Loss from continuing operations, net of noncontrolling interest	$(0. 14)	$(0. 05)
Loss from discontinued operations, net of noncontrolling interest	(0. 01)	(0. 04)
Net loss	$(0. 15)	$(0. 09)

Weighted average number of common shares outstanding – basic and diluted	30,009	28,215

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations Data (Unaudited)
(in thousands, except per share data)

	For the Nine-Months Ended September 30, 2011	For the Nine-Months Ended September 30, 2010

Revenue	$2,794	$2,189

Cost of sales	1,618	1,264

Gross profit	1,176	925

Selling, general and administrative expenses	5,320	6,599
Severance and separation expenses	—	1,201
Total operating expenses	5,320	7,800

Operating loss	(4,144)	(6,875)

Other income (expense), net	917	(215)
Interest expense	(3,432)	(138)

Loss from continuing operations before provision for income taxes	(6,659)	(7,228)

Provision for income taxes	—	(2)

Loss from continuing operations	(6,659)	(7,230)

(Loss) income from discontinued operations	(1,385)	1,870

Net loss	(8,044)	(5,360)

Loss attributable to the noncontrolling interest, continuing operations	28	43
Loss (income) attributable to the noncontrolling interest, discontinued operations	281	(15)

Net loss attributable to Digital Angel Corporation	$(7,735)	$(5,332)

(Loss) income per common share attributable to Digital Angel Corporation common stockholders – basic and diluted:
Loss from continuing operations, net of noncontrolling interest	$(0. 22)	$(0. 26)
(Loss) income from discontinued operations, net of noncontrolling interest	(0. 04)	0. 07
Net loss	$(0. 26)	$(0. 19)

Weighted average number of common shares outstanding – basic and diluted	29,871	27,366